(2)(K)(iii)(b)

FORM OF

July 1, 2013

ING Senior Income Fund
7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona  85258

Re:                               Reduction in Fee Payable under the Amended and Restated Service and Distribution Plan for Class B Shares

Ladies and Gentlemen:

ING Investments Distributor, LLC (“IID”) hereby waives the service fee of 0.25% of the average daily net assets payable to IID under the Amended and Restated Service and Distribution Plan for the Class B Shares of ING Senior Income Fund.  By this letter, we agree to waive that fee for the period from July 1, 2013 through July 1, 2014.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

By:
Michael J. Roland
Executive Vice President
ING Investments Distributor, LLC

Agreed and Accepted:

ING Senior Income Fund

By:
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Investments Distributor, LLC